Exhibit 99.1

KushCo Holdings Reports Fiscal First Quarter 2020 Results

Net Revenue Increased 38% Year-Over-Year to $35.0 Million with

Gross Margin Up for the Fourth Consecutive Quarter

CYPRESS, Calif., — January 8, 2020 — KushCo Holdings, Inc. (OTCQX: KSHB) (“KushCo” or the “Company”), the premier producer of ancillary products and services to the legal cannabis and CBD industries, today reported financial results for its fiscal first quarter ended November 30, 2019.

Fiscal First Quarter 2020 Financial Summary

•	Net revenue increased 38% from the prior year quarter to $35.0 million.
•	On a GAAP basis, gross profit was 20.8%, compared to 12.8% in the prior year period.
•	On a Non-GAAP basis, excluding the impact of certain non-recurring items, gross profit was approximately 22.6%.
•	On a GAAP basis, net loss was approximately $12.5 million, compared to approximately $8.6 million in the prior year period. Basic and diluted loss per share was $0.12 compared to $0.11 in the prior year period.
•	On a Non-GAAP basis, excluding the impact of certain non-recurring charges and gains, net loss for the quarter was $9.2 million and net loss per share was $0.09.
•	Cash was approximately $14.7 million as of November 30, 2019, compared to approximately $3.9 million as of August 31, 2019.

Recent Operational Highlights

•	Appointed former Nestle and Cetera Financial Group human resources executive Rhiana Barr as Chief People Officer
•	Completed reduction in headcount of 53 employees, generating approximately $4.3 million in net annual cost savings

Management Commentary

Nick Kovacevich, Co-founder, Chairman and Chief Executive Officer, commented: “Building off of an exceptional year for KushCo in fiscal 2019, Q1 2020 helped us start off the new fiscal year on the right foot, with significant progress on all fronts operationally and financially. From an operational standpoint, we made major inroads in restructuring and right-sizing the business, including completing a sizeable reduction in force, reducing our stock-item SKU count, cutting non-essential costs, tightening our inventory management, and further streamlining our operations, which will be reflected in our results going forward. We also have been ramping up our newer higher-margin services, including gaining traction with our Retail Services division, which is building momentum in securing new brands and retailer authorizations. We are also experiencing a positive start with our recently launched hemp trading desk, which is on pace to achieve our previously disclosed target of $25 million in revenue for fiscal 2020 as our pipeline continues to grow and we establish a more dominant presence in this burgeoning part of the industry. Last, but not least, we strengthened our leadership team with the appointment of Rhiana Barr as our Chief People Officer.

“Financially, we completed a $30.1 million capital raise and produced another strong quarter of year-over-year revenue growth and margin enhancement, despite a challenging market backdrop that has affected the entire industry. Q1 2020 revenue was up 38% year-over-year, but down on a sequential basis, as expected, due to the widespread industry slowdown caused in large part by the black market vaping crisis. This caused many of our customers to slow down their purchasing activity so as to not incur additional inventory risk in the event that their state implemented a ban on vaping products. Fortunately, the market dynamics have recently been improving, given the decline in new illnesses and deaths, concrete findings from the CDC narrowing down the potential causes of these illnesses and deaths, and a lack of new states implementing a ban on vaping products, with Massachusetts lifting its ban one month before its official expiration. We believe these developments—along with states like Michigan and Illinois recently legalizing adult recreational use and Canada approving derivative products—set the stage for a stronger second half of the fiscal year, as our customers gradually resume their purchasing patterns and our business begins to rebound and accelerate.

“Looking closer at our financial results for the fiscal first quarter, we continued to experience robust growth in our medical state sales, which increased 51% quarter-over-quarter and helped offset some of the softness we experienced in the adult recreational use markets. This substantial growth was driven by the increasing momentum we’re generating with customers in states like Florida, Pennsylvania, and Maryland. We also continued to gain traction cross-selling to our customer base, particularly with our larger customers, which are ramping up their businesses both organically and inorganically, and as a result are purchasing more SKUs from us. Gross margins for the quarter were 20.8%, representing the fourth consecutive quarter of gross margin improvement. This has been driven in part by initiatives we took in fiscal 2019, such as passing along the tariff supplement fee, as well as more recent initiatives, such as focusing on products that have higher gross margins, including our new CBD packaging portfolio, hyper custom and proprietary packaging solutions, and new vape products. We expect gross margins to continue increasing throughout fiscal 2020, helping us move closer toward our goal of achieving adjusted EBITDA profitability in the second half of the fiscal year. In line with that objective, we also continued to make progress on our cost-cutting and cost containment initiatives, which we expect will not only make us a leaner and stronger organization that can take advantage of the recent market shakeout, but also one that can self-sustain itself through improving profitability and cash flow.

“In summary, given the headwinds entering Q1 2020, we are pleased with how we responded to the challenges affecting the sector, laying the groundwork for what we believe to be a robust recovery in the business throughout the remainder of the fiscal year. Given our current pipeline and progress to-date, we continue to expect a stronger second half for the fiscal year, which should help us achieve our previously disclosed revenue guidance range of between $230 million and $250 million. We also continue to believe that our current cash resources, along with our improving working capital situation and cash flow from operations, will enable us to execute on our strategy of achieving adjusted EBITDA profitability in the back half of fiscal 2020. For years, we’ve demonstrated an ability to produce outsized growth, market share gains, and increasing value for our customers. Now, it’s time to leverage this strong base we have built to enhance our margins further and get to a more disciplined, profitable, and sustainable state.”

Fiscal 2020 Financial Outlook

KushCo reiterates its net revenue guidance for fiscal 2020 to be between $230 million and $250 million. The Company also reiterates that included in this financial guidance is its expectation that net revenue from its hemp trading business will exceed $25 million for fiscal 2020.

KushCo also reiterates its expectation to achieve positive adjusted EBITDA on a quarterly basis in the second half of fiscal 2020.

Conference Call Information

The company will host a conference call on Wednesday, January 8, 2020 at 4:30 PM Eastern Time.

Date: Wednesday, January 8, 2020

Time: 4:30 p.m. Eastern time (1:30 p.m. Pacific time)

Toll-free Number: 1-877-407-9039

International Number: 1-201-689-8470

Conference ID: 13697739

KushCo management will host the conference call and presentation followed by a question and answer session. The call will be webcast with an accompanying slide deck, which can be accessed by visiting the Financial Results page of the Company’s investor relations website.

All interested parties are invited to listen to the live conference call and presentation by dialing the number above or by clicking the webcast link available on the Financial Results page of the Company’s investor relations website.

Please visit the website at least 15 minutes prior to the call to register, download, and install any necessary audio software. An operator will register your name and organization. If you have any difficulty connecting with the conference call or webcast, please contact KushCo’s investor relations at ir@kushco.com or 714-539-7653.

A replay of the call will be available on the Financial Results page of the Company’s investor relations website approximately two hours after the conference call has ended.

About KushCo Holdings, Inc.

KushCo Holdings, Inc. (OTCQX: KSHB) (www.kushco.com) is the premier producer of ancillary products and services to the legal cannabis and CBD industries. KushCo Holdings’ subsidiaries and brands provide product quality, exceptional customer service, compliance knowledge and a local presence in serving its diverse customer base.

Founded in 2010, KushCo Holdings has now sold more than 1 billion units to growers, processors and producers across North America, South America, and Europe.

The Company has been featured in media nationwide, including CNBC, Fox News, Yahoo Finance, Cheddar, Los Angeles Times, TheStreet.com, and Entrepreneur, Inc Magazine. While KushCo Holdings provides products and solutions to customers in the cannabis and CBD industries, it has no direct involvement with the cannabis plant or any products that contain THC.

For more information, visit www.kushco.com or call (888)-920-5874.

About Non-GAAP Financial Measures

This press release and the accompanying tables include non-GAAP (Generally Accepted Accounting Principles) financial measures. For a description of these non-GAAP financial measures and reconciliation of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with GAAP, please see the accompanying table titled “Reconciliation of GAAP to Non-GAAP Financial Measures” and the section preceding such table titled “About Non-GAAP Financial Measures.”

Forward-Looking Statements

This press release may include predictions, estimates or other information that might be considered forward-looking within the meaning of applicable securities laws. While these forward-looking statements represent the Company’s current judgments, they are subject to risks and uncertainties that could cause actual results to differ materially. You are cautioned not to place undue reliance on these forward-looking statements, which reflect the opinions of the Company’s management only as of the date of this release. Please keep in mind that the Company is not obligating itself to revise or publicly release the results of any revision to these forward-looking statements in light of new information or future events. When used herein, words such as: “potential,” “look forward,” “expect,” “anticipate,” “project,” “should,” “believe,” or variations of such words and similar expressions are intended to identify forward-looking statements. Factors that could cause actual results to differ materially from those contemplated in any forward- looking statements made by the Company herein are often discussed in the Company’s filings with the United States Securities and Exchange Commission (SEC), which are available at: www.sec.gov, and on the Company’s website, at: www.kushco.com.

KushCo Holdings Contact

Investor Contact:

Najim Mostamand, CFA

Director of Investor Relations

714-539-7653

ir@kushco.com

ABOUT NON-GAAP FINANCIAL MEASURES

The accompanying press release contains certain non-GAAP financial measures. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures do not reflect a comprehensive system of accounting, differ from GAAP measures with the same names and may differ from non-GAAP financial measures with the same or similar names that are used by other companies. The Company computes non-GAAP financial measures using the same consistent method from quarter to quarter and year to year. The Company may consider whether other significant items that arise in the future should be excluded from the non-GAAP financial measures. The Company believes that these non-GAAP financial measures provide meaningful supplemental information regarding the Company’s operating results primarily because they exclude amounts that are not considered part of ongoing operating results when planning and forecasting and when assessing the performance of the organization. In addition, the Company believes that non-GAAP financial information is used by analysts and others in the investment community to analyze the Company’s historical results and in providing estimates of future performance and that failure to report these non-GAAP measures could result in confusion among analysts and others and create a misplaced perception that the Company’s results have underperformed or exceeded expectations.

KUSHCO HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended November 30,
	2019	2018

Net revenue	$34,963	$25,320
Cost of goods sold	27,692	22,091
Gross profit	7,271	3,229

Operating expenses:
Selling, general and administrative	21,075	12,547
Gain on disposition of assets	—	(1,254)
Change in fair value of contingent consideration	—	394
Total operating expenses	21,075	11,687
Loss from operations	(13,804)	(8,458)

Other income (expense):
Change in fair value of warrant liability	3,204	(216)
Change in fair value of equity investment	(395)	536
Interest expense	(1,488)	(487)
Other income (expense), net	(23)	46
Total other income (expense)	1,298	(121)
Loss before income taxes	(12,506)	(8,579)
Income tax expense (benefit)	—	—
Net loss	$(12,506)	$(8,579)

Net loss per share:
Basic and diluted net loss per share	$(0.12)	$(0.11)

Basic and diluted weighted-average common shares outstanding	101,638	78,471

KUSHCO HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	November 30,	August 31,
	2019	2019

ASSETS

CURRENT ASSETS
Cash	$14,719	$3,944
Accounts receivable, net	26,788	25,972
Inventory, net	40,044	43,768
Prepaid expenses and other current assets	17,990	12,209
Total current assets	99,541	85,893

Goodwill	52,267	52,267
Intangible assets, net	2,866	3,103
Property and equipment, net	12,350	11,054
Other assets	11,549	6,917
TOTAL ASSETS	$178,573	$159,234

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$10,087	$10,907
Accrued expenses and other current liabilities	15,657	9,460
Line of credit	5,722	12,261
Total current liabilities	31,466	32,628

Notes payable	19,926	18,975
Warrant liability	2,240	5,444
Other liabilities	5,525	833
TOTAL LIABILITIES	59,157	57,880
Total stockholders’ equity	119,416	101,354
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$178,573	$159,234

KUSHCO HOLDINGS, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Three Months Ended
	November 30, 2019		November 30, 2018
GAAP Gross Profit	$7,271	20.8%	$3,229	12.8%
Adjusted for non-recurring air freight costs	—		1,247
Adjusted for non-recurring temporary direct labor costs	—		467
Adjusted for China tariff impact, net	(43)		—
Non-GAAP Gross Profit	$7,228	22.6%	$4,943	19.5%

GAAP Net loss	$(12,506)		$(8,579)
Adjusted for non-recurring air freight costs	—		1,247
Adjusted for non-recurring temporary direct labor costs	—		467
Adjusted for China tariff impact	(43)		—
Litigation and consulting costs	859		—
Change in fair value of warrant liability	(3,204)		216
Change in fair value of equity investment	395		(536)
Change in fair value of contingent consideration	—		394
Restructuring related costs	623		—
Gain on disposition of assets	—		(1,254)
Stock-based compensation	4,662		1,808
Non-GAAP Net loss	$(9,214)		$(6,237)
Non-GAAP Net loss per share – basic and diluted	$(0.09)		$(0.08)
Weighted-average common shares outstanding – basic and diluted	101,638		78,471

Non-GAAP Net loss	$(9,214)		$(6,237)
Depreciation and amortization expense	962		508
Interest Expense	1,488		487
Income Tax Expense	—		—
Adjusted EBITDA	$(6,764)		$(5,242)